UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 28, 2020

RADIANT LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35392	04-3625550
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 114th Avenue, S.E., Third Floor

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 943-4599

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 Par Value	RLGT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01 Other Events.

Radiant Logistics, Inc. (the “Company,” “we,” “us” or “our”) held its annual meeting of stockholders on November 11, 2020 (the “2020 Annual Meeting”). As reflected in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2020, Jack Edwards, a member of our board of directors (our “Board”), received more votes “against” his election than votes “for” his election. In accordance with the Company’s majority vote policy, Mr. Edwards promptly tendered his resignation following certification of the election results with the effectiveness of such resignation conditioned upon the Board’s acceptance thereof.

Pursuant to the Company’s majority vote policy, the Board met and considered Mr. Edwards’ tendered resignation. Mr. Edwards did not participate in the deliberations of the Board. In determining whether to accept or decline Mr. Edwards’ tendered resignation, the Board considered, among other things, a number of factors relative to the best interests of the Company and its stockholders, including the following:

•

The Company’s understanding that the number of votes against” Mr. Edwards were substantially attributable to a recommendation issued by ISS Proxy Advisory Services Committee (“ISS”) against” Mr. Edwards in his role as chair of the Company’s Audit and Executive Oversight Committee based principally on the Company’s position with respect to certain corporate governance matters, as judged against certain ISS proxy voting guidelines.

•

The Company’s further understanding that the recommendation by ISS were made in accordance with its proxy voting guidelines, which are of general applicability and without regard to the performance of Mr. Edwards, any other Board member individually, or of the Company, which has since March 2020 experienced a significant increase in its market capitalization, and recently reported record results for significant operational and profitability benchmarks, despite the significant headwinds of the COVID-19 epidemic.

•	Mr. Edwards has been an integral member of the Board and a meaningful contributor since December 2011. Mr. Edwards has also been the Chair of the Audit and Executive Oversight Committee since 2011.
•

The depth of Mr. Edwards’ experience and knowledge in the transportation and logistics industry, along with business combinations and financial management; and the recognition of the importance of this expertise to the Board, the Company and its stockholders; and the difficulty of replacing Mr. Edwards’ experience and expertise on the Board.

•	Mr. Edwards’ near perfect attendance record, level of preparation, participation and contributions at Board and Audit and Executive Oversight Committee meetings.
•

The requirement of the New York-American Stock Exchange to maintain a Board of Directors that consist of at least a majority, and not less than three, independent Board members, such that the resignation of Mr. Edwards could jeopardize our continued listing.

After consideration and discussion of all of these factors, the Board determined that the resignation of Mr. Edwards would be detrimental to, and not in the best interests of, the Company and its stockholders. The Board unanimously voted on December 28, 2020, to decline Edwards’ offer of resignation. Accordingly, Mr. Edwards will continue to serve as a director of the Company.

Notwithstanding our operational and stock performance achievements, we are mindful of the results of our 2020 Annual Meeting and intend to re-affirm our commitment to the evolving corporate governance standards sought by certain of our larger institutional stockholders and proxy advisory organizations such as ISS. As a result, the Board has determined to, among others: (i) conduct a stockholder outreach program to understand and discuss stockholder concerns; (ii) engage Meridian Compensation Partners, LLC, a nationally recognized compensation consultant, to assist in the review of our executive and director compensation programs as part of our ordinary course review of such programs; (iii) seek to add one or more new directors to our Board, with a commitment to gender diversity; and (iv) appoint Richard Palmieri to replace Mr. Edwards as chairman of the Audit and Executive Oversight Committee (“AEOC”) effective as of December 28, 2020. As part of the re-alignment of the AEOC, Mr. Palmieri will also lead the AEOC’s executive compensation related oversight functions, Mr. Edwards will continue to lead the AEOC’s financial reporting and audit oversight related functions, and Michael Gould will lead the AEOC’s nominating related oversight functions. In addition, the Company intends to update the AEOC’s charter to further expand its oversight authority to include matters of corporate governance, including stockholder outreach, which, will also be led by Michael Gould.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Logistics, Inc.

Date: December 30, 2020	By:	/s/ Todd Macomber
Todd Macomber
Senior Vice President and Chief Financial Officer